Execution Version

LIMITED LIABILITY COMPANY AGREEMENT OF
LAND2GAS LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of
Land2Gas LLC, a Delaware limited liability company (the “Company”), dated as of the 14th day of September, 2023 (the “Effective Date”), is by and between OPAL Land2Gas LLC, a Delaware limited liability company (“OPAL”), and SJI Landfill RNG LLC, a Delaware limited liability company (“SJI”), each as a Member of the Company.

BACKGROUND AND PURPOSE RECITALS:

A.WHEREAS, the Company was organized on September 7, 2023 as a Delaware series limited liability company pursuant to the provisions of Section 18-215 of the Delaware Limited Liability Company Act, 6 Del. C. §18 101 et. seq. (the “Delaware Act”) where the Members intend that the Company will have multiple series of Members and limited liability company interests, and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the Company generally or any other series.

B.Simultaneously with the execution and delivery of this Agreement, SJI has made initial Capital Contributions of one hundred dollars ($100.00) to each Series listed on Schedule 1 (the “Initial SJI Capital Contribution”) and will acquire the Units set forth on Schedule 1 and be admitted as a Member of each Series listed thereon.

C.Simultaneously with the admission of SJI as a member, OPAL has made initial Capital Contributions of one hundred dollars ($100.00) to each Series listed on Schedule 1 (the “Initial OPAL Capital Contribution”) and will acquire the Units set forth on Schedule 1 and be admitted as a Member of each Series listed thereon.

D.WHEREAS, the parties desire to enter into this Limited Liability Company Agreement for the Company to, among other things, (i) reflect SJI’s and OPAL’s commitments to contribute all of their respective Capital Commitments as contemplated herein, (ii) provide for the management of the Company by a Board, and (iii) impose certain restrictions on the transferability of the Units (as hereinafter defined) in the Company held by the Members.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Name; Formation. The name of the Company shall be Land2Gas LLC, or such other name as the Board may from time to time hereafter reasonably designate, with prior written notice to the Members. The Company was formed on September 7, 2023 in accordance with the Delaware Act.

2.Definitions; Rules of Construction.

(a)In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“Adjusted Series Capital Account Deficit” of any Member with respect to any Series shall equal the amount by which such Member’s Series Capital Account is less than zero after such Series Capital Account is (i) increased by the sum of (A) the amount of such Member’s “share of partnership minimum gain” (as provided in Treasury Regulations Section 1.704-2(g)) in respect of that Series, (B) the amount of such Member’s “share of partner nonrecourse debt minimum gain” (as provided in Treasury Regulations Section 1.704-2(i)(5)) in respect of that Series, and (C) any amount of the deficit balance in such Member’s Series Capital Account that the Member is obligated to restore on liquidation of the Series, if any, and (ii) decreased by reasonably expected adjustments, allocations and distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) in respect of that Series. The foregoing definition of Adjusted Series Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any specified Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person; and (c) each entity that is under common Control with such Person. For the avoidance of doubt, the parties hereto acknowledge that J.P. Morgan Chase & Co. and its affiliates are not Affiliates of SJI or any of its Affiliates.

“Agreement” has the meaning ascribed to such term in the Preamble hereto.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the relevant Member concerning or relating to bribery or corruption.

“Bankruptcy” means, with respect to a Person, the occurrence of: (1) an assignment by the Person for the benefit of creditors; (2) the filing by the Person of a voluntary petition in bankruptcy; (3) the entry of a judgment by any court that the Person is bankrupt or insolvent, or the entry against the Person of an order for relief in any bankruptcy or insolvency proceeding;
(4) the filing of a petition or answer by the Person seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (5) the filing by the Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding for reorganization or of a similar nature; or (6) the consent or acquiescence of the Person to the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties. As applicable to the Members, the foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Delaware Act.

“Board” has the meaning ascribed to such term in Section 8(a).

“Book Value” means, with respect to any Series asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)the initial Book Value of any Series asset contributed by a Member to a Series shall be the Fair Market Value of such Series asset as of the date of such contribution;

(b)immediately prior to the distribution by a Series of any Series asset to a Member, the Book Value of such asset shall be adjusted to its Fair Market Value as of the date of such distribution;

(c)the Book Value of all Series assets shall be adjusted to equal their respective Fair Market Values, as of the following times:

(i)the acquisition of an additional Membership Interest in a Series by a new or existing Member in consideration of a Capital Contribution to that Series of more than a de minimis amount;

(ii)the distribution by a Series to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest in such Series; and

(iii)the liquidation of a Series within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

provided, that adjustments pursuant to clauses (i), (ii) and (iii) above need not be made if the Board reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any such relative economic interests of any Member;

(d)the Book Value of each Series asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Series asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Series Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)if the Book Value of a Series asset has been determined pursuant to paragraph
(a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect Depreciation taken into account with respect to such Series asset for purposes of computing Series Net Profit and Series Net Loss.

“Business” has the meaning ascribed to such term in Section 3.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New Jersey are authorized or required to close. Whenever any action must be taken on, by, or within a period ending on, a day that is not a Business Day, then such action may be taken on or by the next day that is a Business Day.

“Capital Call” has the meaning ascribed to such term in Section 11(a).

“Capital Commitment(s)” means, collectively or individually (as the context requires), the commitment by the Member to Mandatory Capital Contributions, each as set forth in each initial Series Construction Budget.

“Capital Contribution” means, for any Member, the total amount of Cash contributed to the applicable Series by such Member in accordance with this Agreement.

“Capital Shortfall Amount” has the meaning ascribed to such term in Section 11(b). “Cash” means any immediately available funds in U.S. Dollars.
“Cash Equivalents” means checks, money orders, marketable securities, short-term instruments, security deposits and other cash equivalents, funds in time and demand deposits or similar accounts.

“Code” means the Internal Revenue Code of 1986, as amended. “Company” has the meaning ascribed to such term in the Preamble hereto.
“Confidential Information” has the meaning ascribed to such term in Section 26. “Contributing Member” has the meaning ascribed to such term in Section 10(d). “Contribution Amount” has the meaning ascribed to such term in Section 11(a).
“Control”, “Controls” or “Controlled” means the possession, directly or indirectly, of the following:

(a)(i) in the case of a corporation, fifty percent (50%) or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, general partnership or venture, the right to fifty percent (50%) or more of the distributions therefrom; (iii) in the case of a trust or estate, fifty percent (50%) or more of the beneficial interest therein; (iv) in the case of a limited partnership (A) the right to fifty percent (50%) or more of the distributions therefrom, (B) where the general partner of such limited partnership is a corporation, ownership of fifty percent (50%) or more of the outstanding voting securities of such corporate general partner, (C) where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to fifty percent (50%) or more of the distributions from such general partner entity, or (D) where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under subclause (B) or (C) of this clause, or (v) in the case of any other entity, fifty percent (50%) or more of the economic or beneficial interest therein; or

(b)in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to direct control over the management of such entity.

“Controlled Subsidiaries” means a Member and its controlled subsidiaries excluding the Company and its Subsidiaries.

“Covered Person” means a Member, Manager or Officer.

“CPI” means the Consumer Price Index for All Urban Consumers (CPI-U): U.S. City Average as published by the Bureau of Labor Statistics of the United States Department of Labor.

“Deadlock” has the meaning ascribed to such term in Section 19(b). “Deadlock Notice” has the meaning ascribed to such term in Section 19(b). “Default Amount” has the meaning ascribed to such term in Section 10(d).
“Default Capital Contribution” has the meaning ascribed to such term in Section 10.

“Defaulting Member” means a Member that has failed to make any Mandatory Capital Contribution required to be made pursuant to Section 10, for so long as it is a Non-Contributing Member.

“Default Rate” has the meaning ascribed to such term in Section 10(f). “Delaware Act” has the meaning ascribed to such term in the Recitals hereto.
“Depreciation” means, for any period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall be computed in accordance with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(iv)(g)(3) and 1.704-3(d)(2), as applicable.

“Designated Individual” has the meaning ascribed to such term in Section 35(a).

“Distributable Cash” means, with respect to any Series and any Valuation Date and as reasonably determined by the Board, (i) the sum of all Cash and Cash Equivalents of the Company (including distributions of Cash and Cash Equivalents actually received by such Series) on hand as of such Valuation Date (excluding the amounts of any Capital Contributions and member loans made to such Series) less (ii) the amount of any Cash reserves established by the Board pursuant to the Series Operating Budget or otherwise in accordance with (and as permitted by) this Agreement in order to (A) provide for the proper conduct of the Business of such Series from and after such Valuation Date in accordance with this Agreement and the then- current approved Series Operating Budget, and (B) to comply with the terms of any loan agreement or other contractual obligation to which such Series is subject.

“Effective Date” shall have the meaning ascribed thereto in the Preamble hereto.

“EPC Contract” means an agreement, or agreements, for the engineering, procurement and construction of a Project, as approved by the Board.

“Environmental Attributes” has the meaning ascribed to such term in the LFGPAs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Extraordinary Proceeds” means proceeds received by a Series from transactions outside the ordinary course of business, including in connection with the sale of assets (other than the sale of Renewable Natural Gas, Environmental Attributes or any other commodity owned or produced by a Series in the ordinary course of Business) of or equity in any Subsidiary, from the issuance or refinancing of debt of such Series or any Subsidiary, or in connection with the liquidation or dissolution of any Series or any Subsidiary.

“Fair Market Value” or “FMV” of the Company, a Series or any asset or property (including a Unit) as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset or property in an arm’s length transaction. Unless otherwise provided herein, Fair Market Value shall be as determined unanimously by the Board; provided, that if the Board is unable to agree on the fair market value of such asset within a reasonable period of time (not to exceed a period of thirty (30) days), such fair market value shall be determined by the Independent Valuation firm. The determination of such firm shall be final, conclusive and binding and the fees and expenses of the Independent Valuation Firm shall be allocated to the Series to which such valuation is being obtained.

“Fiscal Year” means the financial and tax reporting year of a Series, which shall initially be the calendar year.

“Funding Date” means the date on which the Members make Capital Contributions in connection with their Capital Commitments, as the same may be adjusted in accordance with Section 11(a) and the Series Construction Budgets.

“Funding Default” has the meaning ascribed to such term in Section 10(d).

“GAAP” means generally accepted accounting principles as in effect in the United States of America, as determined by the Financial Accounting Standards Board from time to time, applied on a consistent basis as of the date of any application thereof.

“Governmental Authority” means any federal, state, local or foreign government, political subdivision, court, agency or other entity, body, organization or group or official of any of the foregoing exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing authority or power or administrative function of government.

“Independent Engineer” has the meaning set forth in the Management Services Agreements.

“Independent Valuation Firm” means Grant Thornton LLP, or a similarly qualified Third Party valuation firm with experience valuing similar assets as the renewable natural gas facilities owned by each Series that shall be selected by the Board as follows: (a) each of the SJI Managers and the OPAL Managers shall select a qualifying valuation firm (for a total of two (2) firms) and (b) the two (2) so-selected valuation firms shall mutually select a third (3rd) qualifying valuation firm, which third (3rd) valuation firm shall thereafter be the Independent Valuation Firm for purposes of this Agreement.

“Initial OPAL Capital Contribution” has the meaning ascribed to such term in the Recitals hereto.

“Initial SJI Capital Contribution” has the meaning ascribed to such term in the Recitals hereto.

“Interconnect Agreement” means an agreement providing for the interconnection of a
Project to a public utility. Upon execution and delivery of an interconnect agreement for a Project, the parties will append it to the applicable O&M Agreement as Exhibit F thereto.

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and by-laws including without limitation all federal tax laws and the Partnership Tax Audit Rules, (ii) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Authority, and (iii) to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Authority.

“LFGPA” means a Landfill Gas Purchase Agreement, entered into or to be entered into, by and between each Project Subsidiary of the Company and the applicable owner of the landfill gas rights for each landfill containing a Project.

“Liquidator” has the meaning ascribed to such term in Section 18(b).

“Management Services Agreement” means a Services Agreement, entered into or to be entered into, by and between OPAL Fuels Services, LLC (“Service Provider”) and each Project Subsidiary for the provision of the management services, as amended, renewed or supplemented from time to time in accordance with its terms.

“Manager” has the meaning ascribed to such term in Section 8(a).
“Managers Schedule” has the meaning ascribed to such term in Section 8(c)(iv). “Mandatory Capital Contributions” means, as to a particular Series, any Capital
Contribution set forth in the applicable Series Construction Budget, as more specifically set forth in Section 10.

“Material Contract” means (i) each LFGPA; (ii) each OPAL Dispensing Agreement;
(iii) each Interconnect Agreement, (iv) any agreement containing any non-competition covenant or, non-disclosure or non-solicitation covenant or other restrictive covenant applicable to any Member (v) any gas sale or purchase agreement to which the Company, any Series or a Project Subsidiary may become a party other than the OPAL Dispensing Agreements; (vi) any agreement for the sale, transfer or purchase of Environmental Attributes to which the Company any Series or a Project Subsidiary may become a party other than the OPAL Dispensing Agreements; (vii) any transport broker agreement or similar agreement to which the Company, any Series or a Subsidiary may become a party; (viii) any interconnection agreement or similar agreement to which the Company, any Series or a Project Subsidiary may become a party other than the OPAL Dispensing Agreements; (ix) each O&M Agreement; (x) each Management Services Agreement, (xi) each Site Lease; (xii) each EPC Contract; and (xiii) any other contract, agreement, letter agreement or other instrument to which the Company, any Series or a Project Subsidiary may become a party, provided that, with respect to the contracts described in subparts
(v) - (xiii), no such contract shall be deemed a Material Contract if such contract either requires aggregate payments to be made (or liabilities to be assumed) by the Company, any Series or a Project Subsidiary or provides for gross aggregate revenue to the Company, any Series or a Project Subsidiary (as applicable, and in either case) of less than two hundred fifty thousand dollars ($250,000).

“Member” means OPAL, SJI, and all other Persons admitted as additional or substituted Members pursuant to this Agreement, so long as they remain Members.

“Member Loan” has the meaning ascribed to such term in Section 11(b).

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Series Minimum Gain” has, with respect to any Series, the meaning assigned to the term “partner nonrecourse minimum gain” in Treasury Regulations Section 1.704-2(i)(3).

“Members” means OPAL, SJI, and all other Persons admitted as additional or substituted Members pursuant to this Agreement, so long as they remain Members. Reference to a “Member” means any one of the Members.

“Membership Interest” means the entire ownership interest of a Member in the Company (which shall be considered personal property for all purposes), consisting of (i) such Member’s Series Member Percentage interest in profits, losses, allocations and distributions of the applicable Series, (ii) such Member’s right (if any) to vote or grant or withhold consents with respect to Company matters as provided herein or in the Delaware Act, and (iii) such Member’s other rights and privileges as herein provided. Membership Interests shall be denominated in Units of such interests as provided in this Agreement.

“Non-Contributing Member” has the meaning ascribed to such term in Sections 10(d) and 11(b).

“Nonrecourse Liability” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b)(3).

“O&M Agreement” means an Operation and Maintenance Services Agreement, entered into or to be entered into, by and between OPAL Contracting LLC (the “O&M Provider”) and each Project Subsidiary.

“Offer-Holding Member” has the meaning ascribed to such term in Section 13(d).
“Offer-Selling Member” has the meaning ascribed to such term in Section 13(d).

“Officers” has the meaning ascribed to such term in Section 8(h). “OPAL” has the meaning ascribed to such term in the Preamble hereto.
“OPAL Engineer” has the meaning ascribed to such term in Section 19(a). “OPAL Manager” has the meaning ascribed to such term in Section 8(b).
“OPAL Dispensing Agreement” means, collectively, (i) the NAESB Base Contract for Sale and Purchase of Natural Gas (the Base Contract), together with the Special Provisions to the Base Contract, and (ii) Transaction Confirmation (COA 001) and Transaction Confirmation (COA 002), each dated as of the Effective Date and entered into between Company and OPAL Fuels Station Services, LLC (“OPAL Fuels Station Services”).
“Partnership Representative” has the meaning ascribed to such term in Section 35(a). “Partnership Tax Audit Rules” has the meaning ascribed to such term in Section 35(a). “Permitted Pledge” means any bona fide pledge of Units by a Member to a U.S. or
Canadian financial institution as part of a general pledge of such Member’s assets to such financial institution in connection with a bona fide loan or debt transaction; provided that (i) any such pledge explicitly provides that any foreclosure or other acquisition or sale of the pledged Units by such financial institution shall be subject to the provisions of Section 13(c) through (i), and (ii) any Third Party purchaser of the pledged Units enters into a joinder to this Agreement.

“Permitted Transfer” has the meaning ascribed to such term in Section 13.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization or other organization, whether or not a legal entity, and any Governmental Authority.

“Post ROFO Period” has the meaning ascribed to such term in Section 13(c).

“Post Third Party Offer Period” has the meaning ascribed to such term in Section 13(d).

“Prohibited Transferee” means a transferee that (i) is not, or previously has not been, in compliance with Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism), (ii) is listed on Schedule 5, as such schedule may be updated by the Board from time to time, (iii) is insolvent or in proceedings for Bankruptcy, insolvency, reorganization or liquidation, (iv) refuses to provide the Company with sufficient information as to its ultimate beneficial owners as may reasonably be required for know your customer or anti-money laundering requirements, (v) has a significant or material history of litigation or disputes involving the non-Transferring Member or its Affiliates; or (vi) is not considered creditworthy by the non-Transferring Member in its reasonable judgment, which, at a minimum, means having financial capability that is not less than the financial capability of the Transferring Member as of the Effective Date of this Agreement.
“Project Subsidiary” means a Subsidiary of the applicable Series that owns a Project. “Projects” means those certain renewable energy projects owned by the Project
Subsidiaries, which are described in more detail on Schedule 4.
“Proposed Transferee” has the meaning ascribed to such term in Section 20(a). “Qualifying Indirect Transfer” means, with respect to any Member, the consummation of any transaction or series of related transactions pursuant to which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than an Affiliate of such Member is or becomes the beneficial owner of any of the total voting power of such Member; provided, however, that no such transfer or related series of transfers shall constitute a Qualifying Indirect Transfer if (i) the portion of the Company owned and Transferred by the Member constitutes less than twenty five percent (25%) of the total value of the aggregate assets of the entity or entities acquired by such “person” or “group” in such transaction or series of related transactions and (ii) the day to day oversight of the affairs of such Member’s ownership in the Company will remain substantially unchanged following such Transfer.

“Regulatory Allocations” means the allocations set forth in Section 11(e). “Receiving Member” has the meaning ascribed to such term in Section 13(c).
“Renewable Natural Gas” means pipeline quality natural gas produced by the Projects.

“RIN” means a Renewable Identification Number given to a gallon of renewable fuel by the Environmental Protection Agency pursuant to its Renewable Fuel Standard Program regulations.

“ROFO Acceptance Notice” has the meaning ascribed to such term in Section 13(c). “ROFO Final Terms” has the meaning ascribed to such term in Section 13(c).
“ROFO Non-Subscribing Member” has the meaning ascribed to such term in Section
13(c).

“ROFO Notice” has the meaning ascribed to such term in Section 13(c). “ROFO Period” has the meaning ascribed to such term in Section 13(c).
“ROFO Subscribing Member” has the meaning ascribed to such term in Section 13(c). “Sale Notice” has the meaning ascribed to such term in Section 20(b).
“Selling Member” has the meaning ascribed to such term in Section 20(a).

“Series” has the meaning ascribed to such term in Section 5(a).

“Series Capital Account” has the meaning ascribed to such term in Section 11(c)(i).

“Series Construction Budget” means, with respect to any Project, the budget for the development and construction of such Project, as approved by the Board in accordance with Section 9. The initial Series Construction Budgets shall be agreed to in writing by the Board prior to any Capital Contributions being required from any Member and shall thereafter be deemed to be incorporated in Schedule 3 by reference.

“Series Distributable Cash” means, with respect to any Series and any Valuation Date and as reasonably determined by the Board, (i) the sum of all Cash and Cash equivalents of such Series on hand as of such Valuation Date less (ii) the amount of any Cash reserves established for such Series pursuant to the Series Operating Budget or otherwise in accordance with (and as permitted by) this Agreement in order to (A) provide for the proper conduct of the Business of such Series from and after such Valuation Date in accordance with this Agreement and the then- current approved Series Operating Budget, and (B) to comply with the terms of any loan agreement or other contractual obligation to which the Company, the Series or any of its / their respective Subsidiaries is subject.

“Series Member Percentage” means, with respect to any Member as of any date, the ratio (expressed as a percentage) of the aggregate Units of a Series held by such Member (as reflected on Schedule 1, as amended from time to time) on such date to the aggregate Units outstanding of such Series and held by all of the Members on such date.

“Series Minimum Gain” has, with respect to each Series, the meaning assigned to that term in Treasury Regulations Section 1.704-2(d).

“Series Net Profit and Series Net Loss” means, in respect of a Fiscal Year (or portion thereof) of a Series, such Series’ taxable income or loss for such Fiscal Year (or portion thereof), except that (i) income or gain that is exempt from federal income tax shall be included as income or gain, (ii) any expenditure described in or treated as described in Section 705(a)(2)(B) of the Code shall be treated as a deduction, (iii) any gain or loss resulting from a disposition of any properties to which the principles of Section 704(c) of the Code apply shall be computed by reference to the Book Value of such property, notwithstanding that the adjusted tax basis of such property differs from its Book Value, (iv) Depreciation shall be taken into account, in lieu of depreciation, depletion, amortization, or other cost recovery deductions taken into account in computing taxable income or loss, and (v) no Regulatory Allocations shall be taken into account in computing Series Net Profit and Series Net Loss.

“Series Operating Budget” means, as relevant at any given time, with respect to any Project, the monthly operating budget for the operations of such Project, as approved by the Board in accordance with Section 9, for each Fiscal Year, and includes, if applicable, any Series Rollover Budget. The initial Series Operating Budgets shall be agreed to in writing by the Board and thereafter be deemed incorporated in Schedule 2 by reference.

“Series Rollover Budget” has the meaning ascribed to such term in Section 9.

“Site Lease” means the Site Lease Agreement, the form of which is or will be attached as an appendix to each LFGPA, that will be executed in accordance with the LFGPA.

“SJI” has the meaning ascribed to such term in the Preamble hereto. “SJI Engineer” has the meaning ascribed to such term in Section 19(a). “SJI Manager” has the meaning ascribed to such term in Section 8(b).
“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which more than fifty percent (50%) of the total securities or other ownership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the applicable Series.

“Tag-along Member” has the meaning ascribed to such term in Section 20(a).

“Tag-along Notice” has the meaning ascribed to such term in Section 20(c).

“Tag-along Portion” has the meaning ascribed to such term in Section 20(c).

“Tag-along Right” has the meaning ascribed to such term in Section 20(c).

“Tag-along Sale” has the meaning ascribed to such term in Section 20(a).

“Third Party” means any Person who is not a Member, an Affiliate of a Member, a transferee pursuant to a Permitted Transfer by a Member, the Company, any Series, or any Affiliate of the Company or any Series.

“Third Party Acceptance Notice” has the meaning ascribed to such term in Section
13(d).

“Third Party Notice” has the meaning ascribed to such term in Section 13(d).

“Third Party Non-Subscribing Member” has the meaning ascribed to such term in
Section 13(d).

“Third Party Offer Final Terms” has the meaning ascribed to such term in Section 13(d).
“Third Party Offer Period” has the meaning ascribed to such term in Section 13(d).

“Third Party Offer Price” has the meaning ascribed to such term in Section 13(d).

“Third Party Offered Units” has the meaning ascribed to such term in Section 13(d).

“Third Party Subscribing Members” has the meaning ascribed to such term in Section
13(d).

“Third Party Transferee” has the meaning ascribed to such term in Section 13(d).

“Transfer” shall mean (i) any direct sale, transfer, assignment, gift, hypothecation, pledge or other disposition, whether voluntary or by operation of law of a Unit or any portion thereof and (ii) any Qualifying Indirect Transfer.
“Transferring Member” has the meaning ascribed to such term in Section 13(c). “Transferred Units” has the meaning ascribed to such term in Section 13(c). “Transferred Units Price” has the meaning ascribed to such term in Section 13(c). “Treasury Regulations” means the income tax regulations promulgated pursuant to the
Internal Revenue Code of 1986, as amended.

“Unit” has the meaning ascribed to such term in Section 5(a).

“Unsolicited Offer” means any bona fide offer in writing from a Third Party, directly or indirectly, to any Member for the purchase (in whole or in part) of Units held by such Member in exchange for Cash or Cash Equivalents, in the absence of any act taken by any employee, agent, member, officer or director of such Member (or any of its Affiliates) with the intent of soliciting such Third Party offer.

“Valuation Date” means (i) with respect to Distributable Cash other than Extraordinary Proceeds, the last day of each calendar quarter of the Fiscal Year of the applicable Series, which as of the Effective Date shall mean March 31, June 30, September 30 and December 31, and (ii) in the case of Distributable Cash from Extraordinary Proceeds, the actual date of receipt thereof by the applicable Series.

“Withholding Advances” has the meaning ascribed to such term in Section 16(e).

(b)Rules of Interpretation/Construction.

(i)The general interpretive rules in this Section shall apply to all parts of this Agreement except those parts that contain specific and express contrary indications.

(ii)Each party hereto acknowledges that it has reviewed and negotiated the Agreement with the benefit of legal counsel of its own choice and that it has had the full opportunity to participate in the preparation of this Agreement. Consequently, the rule of construction that, in the event of a controversy in the interpretation of a provision, that same shall be construed against the author of such provision, shall not apply to this Agreement.

(iii)Terms used in the singular shall apply to the plural, and vice versa, as the context requires. Masculine, feminine and neuter genders shall be interchangeable as the context requires. Unless the context requires otherwise, the word “or” shall be inclusive and shall have the meaning conveyed by “and/or”. The word “including” shall be understood to mean “including without limitation”.

(iv)Section headings or titles are for convenience of reference only and shall not be given effect in construing this Agreement. Any reference to a Section or subsection shall mean a Section or subsection of this Agreement absent indication otherwise. A reference to a Section includes all subsections under such Section. The words “hereto”, “herein”, “hereof”, and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision.

(v)Unless the context requires otherwise, references to a Section, Schedule, or Exhibit, mean a Section, Schedule or Exhibit of this Agreement, as may be amended in accordance with the Agreement. Any reference to any other agreement or record shall mean such agreement or record as extended, modified, renewed, restated, reaffirmed, supplemented or otherwise amended. All references to statutes and related regulations shall include any amendments thereof and any successor statutes and regulations.

(vi)Any reference to a “day” or a number of “days” (without explicit reference to “Business Days”) means a reference to a calendar day or number of calendar days.

(vii)All monetary figures are in United States dollars.
3.Business of the Company. The primary business of the Company shall be (a) developing, designing, constructing, owning, operating, maintaining and managing the Projects and (b) engaging in such other business and activities as may be approved by the Board from time to time (the “Business”).

4.Offices.

(a)The principal office of the Company shall be One North Lexington Avenue, White Plains, New York 10601 or such other place as may from time to time be determined by the Board (but within the continental United States).

(b)The registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company. The Board may change such registered office or registered agent at any time.

5.Series; Units.

(a)Series of Membership Interests. The Membership Interests in the Company will be issued in separate Series (each, a “Series”). Each Member’s interest in each Series of the Company, including such Member’s interest, if any, in the capital, income, gains, losses, deductions, allocations, distributions and expenses of a Series and the right to vote, if any, on certain Series matters as provided in this Agreement, shall be represented by units of Membership Interests in such Series (each, a “Unit”), which shall each constitute limited liability company interests under the Delaware Act. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be allocable to such Series only, and not against the Company generally or any other Series thereof, and each Member agrees that it shall not seek recovery from any Series in full or partial satisfaction of any obligation of another Series. In addition, each Series shall bear the Company expenses allocated to such Series in accordance with this Agreement. Initially, the Company will have the Series set forth on Schedule 1, and new Series may be created by the Board. The Board shall cause the Company to issue the Units with respect to such Series set forth on Schedule 1 and cause the Company to issue additional interests in accordance with this Agreement with respect to such Series from time to time.

(b)Units of a Series may, upon request of a Member, be represented by certificates in such form or forms as the Board may approve, provided that such form or forms shall comply with all applicable requirements of Laws. Certificates merely evidence ownership of Units and shall not be deemed to create ownership in and of themselves, which ownership shall exist without regard to the issuance of a certificate. All Units shall be “securities” governed by Article 8 of the Uniform Commercial Code in any jurisdiction (i) that has adopted revisions to Article 8 of the Uniform Commercial Code substantially consistent with the 1994 revisions to Article 8 adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws, and (ii) the Laws of which may be applicable, from time to time, to the issues of perfection, the effect of perfection or non-perfection and the priority of a security interest in the Membership Interests of a Series.

(c)The Board shall cause separate and distinct records for each Series to be maintained, and the assets associated with each Series shall be held and accounted for separately from the other assets of the Company and the assets of each other Series. No Member holding Units in respect of a Series shall (in such capacity) have any rights or obligations with respect to or arising out of any other Series.

(d)Each Series shall be treated as a separate “business entity” distinct from each other Series for federal, state, and local income tax purposes pursuant to Treasury Regulations Section 301.7701-2(a) and Proposed Treasury Regulations Section 301.7701- 1(a)(5)(i).

6.Members. The name and business address of each Member of the Company are as set forth on Schedule 1 attached hereto, as may be amended from time to time.

7.Term. The Company shall continue until dissolved and terminated in accordance with Section 18 and the Delaware Act.

8.Management of the Company.

(a)Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 8(b). The business and affairs of the Company, and each Series, shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full, complete and exclusive power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. Except as expressly provided in this Agreement, or by applicable Laws, no Member, solely in its capacity as a Member, shall have any power or authority over the business and affairs of the Company or any power or authority to act for or on behalf of, or to bind, the Company. Subject to the provisions of this Section 8, the Board has delegated to the Service Provider at all times pursuant to the terms and conditions of each Management Services Agreement (as in effect on the date hereof as may be amended only by a unanimous vote of the Board) the rights and obligations to make certain decisions with respect to the day-to-day management, supervision, administration and operation of the Projects as set forth in such Management Services Agreement and any rights and obligations not delegated pursuant to such Management Services Agreement shall be subject to approval of the Board pursuant to this Section 8. Notwithstanding the foregoing, (i) the matters set forth on Schedule X shall require unanimous approval of the Board with respect to the Company or each Series, as applicable, (ii) any other matters that are not specifically delegated to the Service Provider in the Management Services Agreement shall be reserved for the exclusive authority and approval by a majority vote of the Board and (iii) the Service Provider shall not have any authority, directly or indirectly, to bind, obligate or impose any restriction or liability on any of the Members or any Affiliate of the Members other than binding obligations of the Company and the Company Subsidiaries.

(b)Board Composition.

(i)The Company and the Members shall take such actions as may be required to ensure that the number of Managers constituting the Board is at all times four (4) and each such Manager shall be authorized to vote the applicable percentage as set forth in clause (e)(iii) below. The Board shall be comprised as follows:
A.two (2) individuals designated by OPAL (each, an “OPAL Manager”), who shall initially be Jonathan Maurer and Adam Comora; and

B.two (2) individuals designated by SJI (each, a “SJI Manager”), who shall initially be Lauren Long and Kyle Nolan.

(ii)At all times, the composition of any board of directors or board of managers of any Subsidiary of the Company shall be the same as that of the Board. Unless otherwise determined by the Board, the quorum, removal rights, meeting procedures and voting requirements set forth in this Section 8 with respect to the Board shall apply mutatis mutandis to

Subsidiaries of the Company and the boards of directors, boards of managers or similar governing bodies of such Subsidiaries.
(c)Removal; Resignation; Vacancies.

(i)Each Member may remove any Manager appointed by it at any time with or without cause, effective upon written notice to the other Member and the Board. No Manager may be removed except in accordance with this Section 8(c)(i).
(ii)A Manager may resign at any time from the Board by delivering his or her written resignation to the Board and each Member. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or Company’s acceptance of a resignation shall not be necessary to make it effective.
(iii)Any vacancy on the Board resulting from the resignation, removal, death or disability of a Manager shall be filled by the same Member that appointed such Manager pursuant to Section 8(b) with such appointment to become effective immediately upon delivery of such written notice of such appointment to the other Member and the Board.
(iv)The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”), and shall update the Managers Schedule upon the appointment, removal or replacement of any Manager in accordance with Section 8(b) or this Section 8(c).
(v)Each party hereto shall take all necessary action to carry out fully the provisions of Section 8(b) and the foregoing provisions of this Section 8(c) to ensure that the Board and the board of directors or other governing body of any Subsidiary consists of the Managers that are duly appointed in accordance with such sections.
(d)Meetings.

(i)Regular meetings of the Board shall, unless otherwise agreed by the Board, be held on at least a quarterly basis on such dates and at such times as shall be determined by the Board. Special meetings of the Board may be called at any time at the written request of the Service Provider or any Manager who makes such request in good faith. Meetings of the Board may be held in person or by telephone or video conference or other communication device that permits all Managers participating in the meeting to hear each other. An individual representing the Service Provider shall be a non-voting observer at any meeting of the Board.
(ii)The Service Provider shall provide written notice of each regular meeting of the Board stating the place, date and time of the meeting and a proposed agenda of the business to be transacted thereat, together with any relevant supporting material sufficient to inform the Managers of such business, to each Manager by electronic mail no less than ten (10) Business Days before the date of such meeting; provided, however, that the business to be transacted at any regular meeting shall not be limited to the matters set forth on any agenda circulated prior to the meeting. Each Manager shall, not later than three (3) Business Days prior to the scheduled meeting, provide the Board with notice of any additional agenda items that such Manager desires to be considered at the meeting, together with any relevant supporting material sufficient to inform the other Managers of such additional matters.
(iii)A Manager calling a special meeting shall provide written notice of the special meeting of the Board stating the place, date and time of the meeting and a proposed agenda of the business to be transacted thereat, together with any relevant supporting material sufficient to inform the Managers of such business, to each Manager by electronic mail or facsimile no less than ten (10) Business Days before the date of such meeting; provided that, in the case of a special meeting, the Manager requesting the meeting may reduce the advance notice period to not less than three (3) Business Days if he or she determines, acting reasonably and in good faith, that it is necessary and in the best interests of the Company for the Board to take action within a time period of less than ten
(10) Business Days. Each Manager shall, not later than three (3) Business Days prior to the scheduled meeting, provide the Board with notice of any additional agenda items he or she desires to be considered at such meeting, together with any relevant supporting material sufficient to inform the other Managers of such additional matters. The business to be transacted at any special meeting shall, unless otherwise agreed unanimously by the Managers present at such meeting, be limited to the matters set forth on the agenda last circulated prior to the meeting.
(iv)Notice of any meeting may be waived in writing by any Manager. Presence at a meeting shall constitute waiver of any deficiency of notice under Section 8(c) or Section 8(d), except when a Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not called or convened in accordance with this Agreement and does not otherwise attend the meeting.
(v)The decisions and resolutions of the Board shall be recorded in minutes prepared by the Board (or such other Person as may be designated by the Board from time to time), which shall state the date, time and place of the meeting (or the date of any written consent in lieu of a meeting), the Managers present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting or written consent. The Service Provider (or such other Person as may be designated by the Board) shall circulate a draft of the minutes of each meeting to the Managers within ten (10) Business Days following the date of such meeting. The minutes shall be entered in a minute book which shall be stored in an online shared electronic database, together with all other Company documents which shall at all times be accessible to representatives designated from time to time by a Member.
(e)Quorum; Manner of Acting.

(i)The presence of no less than all of the Managers shall constitute a quorum; provided, however, that if and for so long as a Member is a Defaulting Member, the presence of such Member’s Managers shall not be required to achieve a quorum, solely in respect of decisions and resolutions applicable to the Series for which the Defaulting Member is in default. Notwithstanding the foregoing, if two consecutive properly scheduled Board meetings are postponed for a lack of quorum due to absence of either Manager representing one Member at both meetings, then the attendance by the Managers representing such Member shall not be required to constitute a quorum hereunder for purposes of the Board meeting subsequent to the second postponed meeting.
(ii)Any Manager may participate in a meeting of the Board by telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy in accordance with this Section 8(e).
(iii)As to (x) the Company, each Manager shall have a vote equal to the fifty percent (50%) of the number of Units in the Company held by the Member that appointed such Manager or (y) as to any particular Series, each Manager shall have a vote equal to the fifty percent (50%) of the number of Units in such Series held by the Member that appointed such Manager; provided, however, that, notwithstanding anything herein to the contrary and without limitation of any other rights or remedies that may be available, if and for so long as one of the Members (but not all) is a Defaulting Member, solely in respect of decisions and resolutions applicable to the Series for which the Defaulting Member is in default, all decisions of the Board will be made solely by the Managers appointed by the Member that is not a Defaulting Member.
(iv)Except as otherwise set forth in this Agreement (including as set forth in Section 8(a) and Schedule X), with respect to the Company and any Series, the affirmative vote of the Board with the power to vote a majority of the Units of the Company or such Series, as applicable, at any meeting of the Board at which a quorum is present shall constitute the action of the Board for all purposes. For the avoidance of doubt, (x) as to any matter specifically affecting the Company (as opposed to matters affecting any Series), any vote of the Board shall be calculated by a determination of the Units held by each respective Member in the Company without reference to the Units held by such Member in any Series and (y) as to any matter specifically affecting any Series (as opposed to matters affecting the Company generally), any vote of the Board shall be calculated by a determination of the Units held by each respective Member in such Series as opposed to the Units held by such Member in the Company.
(f)Action of the Board by Written Consent. Any action of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by the Managers representing Members holding in the aggregate the Units required to approve any such matter, excluding a Manager appointed by a Defaulting Member (solely in respect of decisions and resolutions applicable to the Series for which the Defaulting Member is in default). Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and shall be stated as such in any written document or instrument.

(g)Compensation; No Employment.

(i)Each Manager, in its capacity as a Manager, shall serve without compensation on the Board. Each Manager shall be entitled to reimbursement from the Company for his or her documented, reasonable and necessary out-of-pocket expenses incurred in the performance of his or her duties as a Manager, pursuant to such policies as may from time to time be established by the Board.
(ii)This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to employment by the Company, and nothing herein shall be construed to have created any employment agreement or relationship with any Manager.
(h)Officers. The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such powers and authorities as the Board deems advisable. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Board or until his or her earlier death, resignation or removal. Any Officer may resign at any time on written notice to the Board. Any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board.

(i)No Personal Liability. Except as otherwise provided in the Delaware Act or by applicable Laws, no Manager or Officer will be obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager or Officer.

(j)No Voting Rights of Members. Except as expressly required by applicable Laws or as expressly otherwise provided in this Agreement, Members shall have no voting, approval or consent rights. Any vote that is taken by the Members shall be determined based on the number of Units held by such Member at the time of such vote. Any action that may be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the Members. Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote were present and voted. Any action taken without a meeting shall be effective when the required minimum number of votes have been received. Prompt notice of the action taken shall be given to each Member who has not consented to the action.

(k)Certain Contracts with Affiliates of Members.

(i)Concurrently with the execution of this Agreement, each Project Subsidiary shall enter into an O&M Agreement, Management Services Agreement, and OPAL Dispensing Agreement with Affiliates of OPAL, respectively, the respective terms of which are hereby approved by the Board and the Members. The entry into any other contracts with Affiliates of either Member and the entry into any amendments, modifications, extensions, including any and all rights to pursue claims or remedies under any contracts with an Affiliate of any Member (including, for the avoidance of doubt, any of the foregoing contracts) shall be approved in writing by the Board, with any such decision of the Board being made solely by the Managers appointed by the Member that is not an Affiliate of such counterparty.
(ii)Concurrently with the execution of this Agreement, SJI shall contribute or cause to be contributed each project company that is party to the Site Lease and LFPGPA to the applicable Project Subsidiary.
(l)Reports. All reports delivered or provided to the Company pursuant to any contract or agreement to which the Company is a party shall be delivered to each Member with reasonable promptness after receipt by the Company. Notwithstanding any other term of this Agreement, any Member may require the Company to exercise its right to request any additional reports, information or documents from any other Person party to a Material Contract (including any Affiliate of any Member) as such Member, acting in good faith, may require.

(m)Without limiting the generality of Section 8(l) above, the Board shall cause Service Provider to provide to each Member any reports prepared pursuant to the Management Services Agreement and the O&M Agreement.

9.Series Construction Budget; Series Operating Budget; Series Construction Budget; Series Operating Budget.

(a)Promptly following receipt thereof from the Service Provider pursuant to the Management Services Agreement, the Board shall review and if considered appropriate, approve, with or without amendments requested by the Board, a Series Construction Budget for each Project. In the event the amount of a Series Construction Budget as approved by the Board, is subsequently increased by more than the amount of the CPI increase over the past twelve (12) months from the amount set out in such Series Construction Budget as then approved by the Board, such Series Construction Budget shall be resubmitted to the Board for approval.

(b)No later than six (6) months before the estimated completion of construction for each Project, the Board shall review and approve a Series Operating Budget for such Project. The Board shall review annually no later than October 1st of each calendar year, each proposed annual Series Operating Budget for the upcoming Fiscal Year. After an initial Series Operating Budget has been approved for a Project, until a new Series Operating Budget for any Fiscal Year has been approved by the Board, such Series Operating Budget will be the prior year’s Series Operating Budget increased, solely with respect to each line item that is not mutually agreed to be the Board, by the amount of the CPI increase over the past twelve (12) months (with respect to each such line item) for the preceding calendar year and remove any terms specific to start up (such as ramp rates) contained in the prior year’s Series Operating Budget (each, as applicable a “Series Rollover Budget”).

10.Capital Contributions; Capital Accounts; Allocations; Administrative Matters.

(a)Initial Capital Contributions; Initial Capital Commitments. Contemporaneously with the Effective Date, SJI has made the Initial SJI Capital Contribution and OPAL has made the Initial OPAL Capital Contribution.

(b)Mandatory Capital Contributions.

(i)From and after the Effective Date, and unless otherwise agreed in a writing executed by both Members, each Member hereby agrees and commits to contribute the Mandatory Capital Contributions in the amounts and on the Funding Dates set forth in each Series Construction Budget.
(ii)Except as set forth in clause (iii) below, all Mandatory Capital Contributions shall be funded by the Members pro rata in accordance with the Members’ relative applicable Series Member Percentage.
(iii)Notwithstanding the foregoing, in the event the applicable Series Construction Budget causes the Mandatory Capital Contributions to be increased over the amount set forth in such Series Construction Budget on the Effective Date, then (x) for increases in any Series Construction Budget of less than twenty percent (20%) of such initial Series Construction Budget, each Member shall continue to fund such Mandatory Capital Contributions pro rata in accordance with the Members’ relative applicable Series Member Percentage, and (y) for increases equal to or above twenty percent (20%) of such initial Series Construction Budget, SJI shall be obligated to fund forty percent (40%) and Opal shall fund sixty percent (60%) of the Mandatory Capital Contributions allocable to any such amounts above such threshold.
(c)Notwithstanding the foregoing, the Board, in its reasonable discretion, may elect to accelerate or delay any Funding Date and re-allocate the portion of the Capital Contribution related thereto based on the then-applicable capital needs of a particular Project Subsidiary with at least fifteen (15) Business Days prior written notice to the Members; provided that any such acceleration or delay shall be applicable to both Members; provided, further, if the Board cannot agree on whether to accelerate or delay any Funding Date, then such Funding Date shall remain as set forth in the applicable Series Construction Budget.

(d)If any Member (such Member, a “Non-Contributing Member”) fails to fund (in full) a Mandatory Capital Contribution within ten (10) Business Days of the relevant Funding Date (as such date may be amended by the Board)(any such failure by the Non- Contributing Member, a “Funding Default”), then the other Member that has funded its Mandatory Capital Contribution that corresponds to the Funding Default (the “Contributing Member”) may elect by notice to the Non-Contributing Member (without the requirement of further action by any Person, including the Board) to fund the relevant Mandatory Capital Contribution that the Non-Contributing Member failed to fund (the “Default Amount”), in which event (A) the Non-Contributing Member shall thereafter remain as a Member of the applicable Series to which the Mandatory Capital Contribution corresponds and have no further obligation to pay the Default Amount and shall thereafter cease to be a Non-Contributing Member, and (B) the Contributing Member shall be issued new Units in applicable Series to which the Mandatory Capital Contribution corresponds (in an amount necessary to dilute the Units of the Non- Contributing Member as to the Contributing Member, on a pro rata basis based on the Default Capital Contribution (as defined below) funded by the Contributing Member) to the extent of such funding of the Default Amount by the Contributing Member and the Series Capital Account of the Contributing Member and shall be increased to the extent of the funding of the Default Amount by the Contributing Member (the “Default Capital Contribution”) and Schedule 1 shall be amended to reflect the amount of the Default Capital Contribution in the respective Series Member Percentages. The foregoing shall be in addition to (and not in lieu of) any other rights and remedies that the Contributing Member may have under this Agreement, or at law or equity.

(e)If a Contributing Member elects not to fund the Default Amount, then the Managers appointed by the Contributing Member shall be authorized to offer such Default Amount to be funded by a Third Party, in the form of debt or equity.

(f)Each Contributing Member shall be issued additional Units in the Company pro rata and commensurate with the amount of the funding of any Mandatory Capital Contributions (including Default Capital Contribution). Any Third Party sale of equity to fund a Default Amount shall be in the form of a sale of the Units that would have been issued to the Defaulting Member in connection with the funding of such Defaulting Member’s Mandatory Capital Contributions.

(g)Any Default Amount that is not funded by a Mandatory Capital Contribution by the Contributing Member (or funded by a Third Party) shall bear interest at the lesser of (i) Twelve percent (12%) per annum and (ii) the maximum rate permitted at law (the “Default Rate”) (compounded monthly on the first day of each calendar month) from the date such Mandatory Capital Contribution was due until paid in full to the Company/applicable Series by the Non-Contributing Member. Upon repayment in full of any such Default Amount, together with interest thereon at the Default Rate, such Non-Contributing Member shall (so long as it is not otherwise a Non-Contributing Member with respect to any other Mandatory Capital Contribution) cease to be a Non-Contributing Member.

(h)Notwithstanding the foregoing, if a Non-Contributing Member has an unpaid Mandatory Capital Contribution that has not been funded by the Contributing Member in accordance with this Section 11 without limitation of any other available rights or remedies that may be available, a Contributing Member may:

(i)institute proceedings against the Non-Contributing Member, either in the Contributing Member’s own name or on behalf of the applicable Series, to obtain payment of such unpaid Mandatory Capital Contribution, together with interest thereon at the Default Rate from the date that such Mandatory Capital Contribution was due until the date that such amount is paid in full, together with interest at the Default Rate, at the cost and expense of the Non-Contributing Member; or
(ii) force a sale of the applicable Project Subsidiary to which the funding amount corresponds to a Third Party on commercially reasonable market terms as reasonably determined by the Contributing Member or the Managers appointed by the Contributing Member (and, notwithstanding anything herein to the contrary, without regard to any requirement to obtain the approval of the Non-Contributing Member or the Managers appointed by the Non-Contributing Member in order to effectuate such sale).
(i)Each Member acknowledges and agrees that it would be impracticable or extremely difficult to determine the actual damages incurred by a Contributing Member as a result of a failure of a Non-Contributing Member to fund its portion of any Mandatory Capital Contribution, and that the entitlement of a Contributing Member to exercise the remedies described in this Section 10 is fair and reasonable.

(j)Each Member’s liability to provide capital or other assets to the Company or any Series shall be limited to the Mandatory Capital Contributions such Member is required to make to each Series pursuant to this Agreement, and no Member shall have any further obligation to make any other contributions of capital or provide other property to the Company or any Series.

11.Additional Capital Contributions.

(a)The Members agree that it is their intention that following the contribution of the Mandatory Capital Contributions by each Member, the annual capital and operating requirements of each Series as reflected in each Series Operating Budget shall be funded from the operating Cash flow of each Series. Notwithstanding the foregoing, the Board may from time to time approve the issuance of a notice (each a “Capital Call Notice”) to each Member holding Units in a Series for the making of additional Capital Contributions to that Series at such times and such amounts as the Board reasonably determines (each a “Capital Call”). Among other things, the Capital Call Notice shall specify the purpose for which the requested Capital Contributions will be used, and the Unit value established for such Capital Call (with such Unit value to be established by the Board in good faith and based on the then-current FMV of the applicable Series). Within fifteen (15) Business Days of the relevant Capital Call Notice (or such later date as may be mutually agreed by the Members), the Members shall make Capital Contributions pro rata in accordance with the Members’ relative applicable Series Member Percentage as of the date of the relevant Capital Call (each Member’s pro rata share, the “Contribution Amount”). All Capital Contributions shall be made in Cash or Cash Equivalent, unless the Board agrees to request or accept the Contribution Amount other than in Cash. All

Contribution Amounts timely received by a Series pursuant to this Section 11(a) shall be credited to the respective Member’s applicable Series Capital Account as of such specified date.

(b)In the event that any Member fails to pay its Contribution Amount as required pursuant to a Capital Call within fifteen (15) Business Days of the relevant Capital Call Notice (or such later date as may be mutually agreed by the Members) (the amount of such unpaid Contribution Amount, a “Capital Shortfall Amount”, and such Member, the “Non- Contributing Member”), and if one (1) or more of the other Members (the “Contributing Member”) has timely paid to the applicable Series its Contribution Amount in full, then the Board (without objection or interference from the Non-Contributing Member) shall provide notice of such Capital Call shortfall on the next day to the Members of that Series, specifying the Capital Shortfall Amount, and the mechanism and remedies associated with a Member Loan (but specifically excluding those associated with a Default Capital Contribution) set forth below shall apply. If the Contributing Member elects to fund the Capital Shortfall Amount on behalf of the Non-Contributing Member, such amount shall be funded as a loan to the Company for the benefit of the applicable Series to which the Mandatory Capital Contribution corresponds (each such loan, a “Member Loan”). Each such Member Loan shall bear interest (compounded monthly on the first day of each calendar month) at the Default Rate and shall be recourse debt of the Company. Any Member Loan shall be immediately due and payable in full upon a Transfer (other than a Permitted Transfer) by a Non-Contributing Member. Until such time as all Member Loans have been repaid to the Contributing Member, there shall be an offset from Distributable Cash used to repay such Member Loan in advance of the making of any distributions to the Members of such Series.

(c)It is the intention of the Members to treat and classify each Series that has multiple owners of equity interests as a partnership for federal, state, and local income tax purposes, and that the following provisions shall apply separately with regard to each such Series:

(i)A single, separate capital account (each a Member’s “Series Capital Account”) shall be established and maintained with respect to each Series for each Member holding an interest in that Series. Each Member’s Series Capital Account shall be credited with the amount of money and the FMV of property other than money (net of any liabilities secured by such contributed property that the applicable Series assumes or takes subject to) contributed by that Member to such Series, the amount of any Series liabilities assumed by such Member (if any, other than in connection with a distribution of Series property), and such Member’s distributive share of Series Net Profit (including tax exempt income) and any items of Series income or gain specially allocated to that Member. Each Member’s Series Capital Account shall be debited with the amount of money and the FMV of property other than money (net of any liabilities that such Member assumes or takes subject to) distributed to such Member by the applicable Series, the amount of any liabilities of such Member assumed by the applicable Series (if any, other than in connection with a contribution), and such Member’s distributive share of Series Net Loss (including items that may be neither deducted nor capitalized for federal income tax purposes) and any items of Series loss, or deduction specially allocated to that Member.
(ii)Notwithstanding any provision of this Agreement to the contrary, each Member’s Series Capital Account shall be maintained and adjusted in accordance with the Code and the Treasury Regulations, as reasonably determined by the Board, including, without limitation, by making the adjustments permitted or required by Code Section 704(b) and the Treasury Regulations promulgated thereunder.
(iii)Any Member, including any substitute Member, who shall receive a Membership Interest (or whose Membership Interest shall be increased) by means of a transfer to such Member of all or a part of the Membership Interest of another Member, shall have a Series Capital Account that reflects the applicable Series Capital Account associated with the transferred Membership Interest (or the applicable percentage thereof in case of a transfer of a part of a Membership Interest).
(iv)No Member with Adjusted Series Capital Account Deficit shall be obligated to restore such deficit balance or make a Capital Contribution to a Series solely by reason of such deficit, whether before upon or after a termination and liquidation of such Series.
(v)Except as otherwise expressly provided in this Agreement, no Member may withdraw any portion of its Series Capital Account.
(vi)The fiscal year of each Series shall be a calendar year. The books and records of each Series shall be maintained in accordance with generally accepted accounting principles and the Series Capital Accounts shall be maintained in accordance with Section 704(b) of the Code and the Treasury Regulations thereunder. The Members shall cause the Company to establish and maintain accurate books, records and accounts, which reflect in reasonable detail the transactions and dispositions of the assets of the Company and each Series in accordance with applicable accounting practices and procedures.
(d)For each Fiscal Year (or portion thereof) of a Series, except as otherwise provided in this Agreement, Series Net Profit and Series Net Loss (and, to the extent necessary, individual items of Series gross income, gain, loss, or deduction) shall be allocated among the Members of such Series in a manner such that, after giving effect to the special allocations set forth in Section 11(e) the Series Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (i) the distributions that would be made to such Member in respect of such Series pursuant to Section 18(b) if such Series were dissolved, its affairs wound up and its assets sold for Cash equal to their Book Value, all Series liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), and the net assets of the Series were distributed, in accordance with Section 18(b), to the Members immediately after making such allocations, minus (ii) such Member’s share of Series Minimum Gain and Member Nonrecourse Series Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(e)Special Allocations.

(i)If there is a net decrease in Series Minimum Gain during any Fiscal Year, each Member holding an interest in such Series shall be specially allocated items of Series income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Series Minimum Gain, which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to this Section 11(e)(i) shall be made in proportion to the amounts required to be allocated to each Member under this Section 11(e)(i). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 11(e)(i) is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)If there is a net decrease in Member Nonrecourse Series Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Series Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Series income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Series Minimum Gain (which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)). Allocations pursuant to this Section 11(e)(ii) shall be made in proportion to the amounts required to be allocated to each Member under this Section 11(e)(ii). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704- 2(i)(4). This Section 11(e)(ii) is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)Any nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) relating to a Series for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their applicable Series Member Percentages.
(iv)Those items of Series loss, deduction, or Code Section 705(a)(2)(B) expenditures that are attributable to Member Nonrecourse Debt for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such items are attributable in accordance with Treasury Regulations Section 1.704-2(i).
(v)If a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-

1(b)(2)(ii)(d)(4), (5) or (6) in respect of a Series, or any other event creates a deficit balance in such Member’s Series Capital Account in excess of such Member’s share of the Series Minimum Gain and Member Nonrecourse Series Minimum Gain for that Series, items of Series income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible. Any special allocations of items of income and gain in respect of a Series pursuant to this Section 11(e)(v) shall be taken into account in computing subsequent allocations of income and gain in respect of that Series pursuant to this Section 11 so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member in respect of that Series pursuant to this Section 11(e)(v) to the extent possible, shall be equal to the net amount that would have been allocated to each such Member in respect of that Series pursuant to the provisions of this Section 11 if such unexpected adjustments, allocations, or distributions had not occurred.
(vi)Series Net Loss allocated pursuant to Section 11(e) hereof shall not exceed the maximum amount of Series Net Loss that can be so allocated without causing any Member holding an interest in the applicable Series to have an, or to increase an existing, Adjusted Series Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members holding interests in that Series would have an Adjusted Series Capital Account Deficit as a consequence of an allocation of Series Net Loss pursuant to Section 11(e) hereof, the limitation set forth in this Section 11(e)(vi) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Series Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). All Series Net Loss in excess of the limitation set forth in this Section 11(e)(vi) shall be allocated to and among the Members holding an interest in that Series, pro rata, in accordance with their respective Series Member Percentages. Notwithstanding Section 11(e) hereof, subsequent Series Net Profit shall first be allocated to and among the Members in the amount by which any Series Net Loss was disproportionately allocated to the Members under this Section 11(e)(vi), to the extent not previously charged back hereunder, to be allocated in the reverse order by which such Series Net Loss was so allocated.
(vii)A Series shall make the election in Code Section 754 if requested by a Member. To the extent that a Series makes an election pursuant to Code Section 754, the amount of any adjustment to the adjusted tax basis of any applicable Series asset pursuant to Code Section 734(b) or 743(b) that is required, pursuant to Treasury Regulations Section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining a Member’s Series Capital Accounts, shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Series

Capital Accounts are required to be adjusted pursuant to such Treasury Regulations section.
(viii)Curative Allocations. The allocations set forth in this Section 11(e) (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations that are made in respect of a Series be offset either with other Regulatory Allocations in respect of that Series or with special allocations in respect of that Series pursuant to this Section 11(e)(viii). Therefore, notwithstanding any other provisions of this Section 11 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s applicable Series Capital Account balance is, to the extent possible, equal to the Series Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Series items were allocated pursuant to the remaining Sections of this Section 11.
(f)Tax Allocations.

(i)Except as otherwise provided herein, all income, gains, losses and deductions of each Series shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the manner in which such income, gains, losses and deductions are allocated among the Members for computing their respective Series Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other applicable Law, each Series’ subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other applicable Law, so as to reflect as nearly as possible the allocations set forth herein in computing their Series Capital Accounts.
(ii)Items of Series taxable income, gain, loss and deduction with respect to any property contributed to the capital of each Series shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method of Treasury Regulations Section 1.704-3(b), so as to take account of any variation between the adjusted basis of such property to the applicable Series for federal income tax purposes and its Book Value.
(iii)If the Book Value of any Series asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(iv)Allocations pursuant to this Section 11(e) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Series Capital Account or share of Series Net Profit, Series Net Loss, distributions or other items pursuant to any provisions of this Agreement.
(g)It is the intent of the Members that allocations (including allocations on liquidation) of income, gain and loss (or items thereof) of each Series shall be made in a manner that complies with provisions of Section 704(b) of the Code and the Treasury Regulations thereunder and that reflects the Members’ interests in the Company as determined under Treasury Regulations Section 1.704-1(b)(3). The Company, each Series, and each Member hereby agrees to prepare and file their respective federal, state, and local income tax returns in a manner consistent with the allocations made pursuant to this Agreement.

12.[Reserved]

13.Transfer of Units.

(a)Restriction on Transfer. Except as otherwise provided in Section 13(b), no Member shall Transfer all or any portion of its Membership Interest from the Effective Date until the two (2) year anniversary of the Effective Date. Following the two (2) year anniversary of the Effective Date, either Member may Transfer all or any portion of its Membership Interests so long as such Member complies with the provisions of this Section 13 (including Section 13(c)), and no Transfer of a Membership Interest to a Person not already a Member of any Series shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 13.

(b)Permitted Transfers. Any Member may transfer all or any portion of its Units, without restriction, provided such transfer is (i) a Transfer of Units by such Member to an Affiliate of the transferring Member or (ii) a Permitted Pledge (any such Transfer, a “Permitted Transfer”). Notwithstanding the fact that a Permitted Pledge constitutes a Permitted Transfer, any foreclosure or other acquisition or sale of the Units subject to a Permitted Pledge shall be subject to the provisions of Section 13(c) through (i).

(c)Right of First Offer.

(i)If at any time any Member (a “Transferring Member”) proposes or intends to sell or otherwise Transfer all or any portion of such Transferring Member’s Units to any Person, other than pursuant to a Permitted Transfer or an Unsolicited Offer (which Unsolicited Offer shall instead be governed by Section 13(d)), then such Transferring Member shall, prior to the distribution of any materials to Third Parties (e.g. teasers, confidential information memos, etc.) associated with any such desired Transfer, provide prior written notice (a “ROFO Notice”) of such proposal or intent to sell or Transfer to the other Members (each a “Receiving Member”) which ROFO Notice shall:

A.specify the Units held by the Transferring Member that are proposed to be Transferred (the portion to be Transferred referred to as the “Transferred Units”);

B.specify the price to be offered by the Transferring Member for the Transferred Units (the “Transferred Units Price”), which shall be payable only in Cash and in U.S. Dollars; and

C.contain an irrevocable offer to sell the Transferred Units to the other Members for the Transferred Units Price free of all encumbrances (other than encumbrances pursuant to the terms of this Agreement) pursuant to the terms and conditions of this Section 13.

(ii)The Members shall have the right (but not the obligation), exercisable within sixty (60) calendar days (the “ROFO Period”) of receipt of the ROFO Notice, to agree to purchase all (but not less than all), and, if more than one Receiving Member, for each Receiving Member, up to such Receiving Member’s Series Member Percentage (excluding the Units held by the Transferring Member for purposes of such calculation) of the Transferred Units at the Transferred Units Price and in accordance with the ROFO Notice, by delivering written Notice to the Transferring Member of its election to purchase the Transferred Units (the “ROFO Acceptance Notice”); provided that if any Receiving Member does not deliver a ROFO Acceptance Notice (any such Member, a “ROFO Non- Subscribing Member”), the other Receiving Members (the “ROFO Subscribing Members”) shall have the right to take up the pro rata portion of Transferred Units allotted to any such ROFO Non-Subscribing Member in any proportions as may be agreed by the ROFO Subscribing Members who elect to take up any such Transferred Units and in the absence of agreement in proportion to their respective Series Member Percentages calculated as if the ROFO Subscribing Members held all Units. If upon receipt of a ROFO Notice, the Receiving Members do not deliver ROFO Acceptance Notices in respect of all of the Transferred Units (including any unsubscribed Transferred Units taken up by any ROFO Subscribing Members pursuant to the immediately preceding sentence) within the ROFO Period, then, subject to compliance with Section 20, the Selling Member shall be free (at its sole option) to offer and Transfer all (but not less than all) of the Transferred Units to a Third Party on terms not more favorable than those contained in the ROFO Notice and at a price equal to or higher than the Transferred Units Price (the “ROFO Final Terms”) within one hundred eighty (180) calendar days following the expiration of the ROFO Period, which such date may be extended for up to an additional sixty (60) calendar days solely if necessary to obtain any third party or governmental approvals to consummate such Transfer (the “Post ROFO Period”), provided, further, that if any such Transfer to a Third Party is not consummated within the Post ROFO Period, then such Transfer shall again become subject to the right of first offer on the terms of this Section 13(c)(ii) and the Transferring Member may not then effect a sale of its Units to a Third Party without again fully complying with the provisions of this Section 13(c)(ii). Notwithstanding the foregoing, in the event the Transferring Member receives an Unsolicited Offer during the Post ROFO Period that it wishes to accept to sell the Transferred Units at a price per Unit that is less than the ROFO Final Terms, such Transfer shall be subject to the terms of Section 13(d), except that the Third Party Offer Period shall be thirty (30) calendar days.
(iii)In the event that the ROFO Subscribing Members issue ROFO Acceptance Notices for all of the Transferred Units, then the closing of the purchase or purchases of the Transferred Units shall occur at the principal place of business of the Company, or such other location mutually agreed by the Transferring Member, and the relevant ROFO Subscribing Member(s), as soon as reasonably practicable and in any event no later than on or before the ninetieth (90th) day after the relevant ROFO Acceptance Notice (which such date may be extended (x) as necessary to obtain any third party or governmental approvals to consummate such Transfer or (y) as may be agreed by the Transferring Member and the ROFO Subscribing Member(s)), provided that that closing of all purchases of Transferred Units shall occur on the same date. At the closing, (A) the Transferring Member shall execute and deliver to the ROFO Subscribing Member(s): (1) an assignment of the Transferred Units, in form and substance reasonably acceptable to the ROFO Subscribing Member(s) containing a general warranty of title as to the Transferred Units (including that such Transferred Units are free and clear of all encumbrances (other than encumbrances pursuant to the terms of this Agreement)) and (2) any other instruments reasonably requested by the ROFO Subscribing Member(s) to give effect to the Transfer, and (B) the ROFO Subscribing Member(s) shall deliver to the Transferring Member in immediately available funds the purchase price for the Transferred Units as calculated for the Transferred Units Price.
(d)Right to Match. If any Member (collectively or individually, the “Offer- Selling Member”) receives an Unsolicited Offer from a Third Party (the “Third Party Transferee”), to purchase all of the Offer-Selling Member’s Units (the “Third Party Offered Units”) and the Offer-Selling Member desires to accept such Unsolicited Offer, then the Offer- Selling Member shall, within fifteen (15) Business Days of receipt of the Unsolicited Offer, give a written Notice (a “Third Party Notice”) to the other Members (each an “Offer-Holding Member”), which Third Party Notice shall include the Third Party Transferee’s proposed offer price (the “Third Party Offer Price”) and payment terms, the name of the intended Third Party Transferee, the total number of Units proposed to be Transferred (which shall be all Units owned by such Member) and any other information reasonably deemed appropriate by any Offer- Holding Member. The Offer-Holding Members shall have the right, but not the obligation, to purchase all of the Third Party Offered Units at the Third Party Offer Price and in accordance with the Third Party Notice within ninety (90) calendar days from receipt of the Third Party Notice (the “Third Party Offer Period”) by delivering written notice to the Offer-Selling Member of its election to purchase the Third Party Offered Units (the “Third Party Acceptance Notice”); provided that if any Offer-Holding Member does not deliver a Third Party Acceptance Notice (any such Member, a “Third Party Non-Subscribing Member”), the other Offer-Holding Members (the “Third Party Subscribing Members”) shall have the right to purchase the pro rata portion of Third Party Offered Units allotted to any such Third Party Non-Subscribing Member in any proportions as may be agreed by the Third Party Subscribing Members who elect to purchase any such Third Party Offered Units. If upon receipt of a Third Party Notice, the Offer- Holding Members do not deliver Third Party Acceptance Notices in respect of all of the Third Party Offered Units (including any unsubscribed Third Party Offered Units purchased by any Third Party Subscribing Members pursuant to the immediately preceding sentence) within the Third Party Offer Period, then, subject to Section 20, the Offer-Selling Member shall be free, for a period of one hundred eighty (180) days from the date of expiration of the Third Party Offer Period which such date may be extended for up to an additional sixty (60) days solely if necessary to obtain any third party or governmental approvals to consummate such Transfer (the “Post Third Party Offer Period”), to Transfer all of the Third Party Offered Units to the Third Party Transferee, on terms not more favorable than those contained in the Third Party Notice and at a price equal to or higher than the Third Party Offer Price (the “Third Party Offer Final Terms”), provided that if any such Transfer to the Third Party Transferee is not consummated within the Post Third Party Offer Period, then such Transfer shall again become subject to the right to match on the terms of this Section 13(d) and the Offer-Selling Member may not then effect a sale of its Units to a Third Party without again fully complying with the provisions of this Section 13. This Section 13(d) shall only apply to Unsolicited Offers. Notwithstanding the foregoing, in the event the Offer-Selling Member seeks to accept an Unsolicited Offer from the Third Party Transferee during the Post Third Party Offer Period at a price per Unit that is less than the Third Party Offer Final Terms, such Transfer shall be subject to the terms of this Section 13(d), except that the Third Party Offer Period shall be thirty (30) calendar days.

(e)Notwithstanding anything in this Agreement to the contrary, no Transfer of Units, or any portion thereof (including a Transfer to an Affiliate) shall be made if the Transfer will:

(i)violate the registration provisions of the Securities Act of 1933, as amended, or the rules promulgated thereunder or the securities laws of any applicable jurisdiction (and it shall be a condition precedent to any such Transfer that the transferor shall have delivered to the Company one or more opinions of counsel to the effect that such Transfer will not violate such provisions);
(ii)require the Company or any Series to register as an “investment company” under applicable state or federal laws or to modify the particular exemption from such registration on which the Company has elected to rely;
(iii)unless approved by the Board, result in a termination of the Company or any Series under Section 708 of or otherwise under the Code;

(iv)unless approved by the Board, result in the treatment of the Company or any Series as an association taxable as a corporation or as a publicly traded partnership for purposes of Section 7704 of the Code or for state or local tax purposes;
(v)result in the assets of the Company or any Series or the actions of the Board being subject to Part 4 of Subtitle B of Title I of ERISA;
(vi)cause the Company, any Series or any Subsidiary of the Company to be subject to any reporting or other regulatory obligations to which it was not subject prior to such Transfer or require the Company, any Series or any Subsidiary of the Company to make any filings (other than filings that are merely notice filings) to avail itself of any exemptions with respect to any such reporting or other regulatory obligations;
(vii)cause the Company or any Series to be in violation of any applicable Law, contract or other obligation legally binding upon it or otherwise suffer any material adverse consequence which has been identified by the Board, based on the advice of counsel, as a violation or adverse consequence likely to occur as a result of such Transfer; or
(viii)be to a Prohibited Transferee.
(f)Any Transferring Member proposing to Transfer all or any portion of the Units held by it shall provide the Company and its counsel with all information within the possession or control of such Transferring Member as is reasonably required or relevant to a determination by the Company and such counsel as to whether any of the prohibitions set out in this Section 13 may be violated by such Transfer. Each Transferring Member agrees that it will pay all reasonable expenses, including attorney’s fees and disbursements, incurred by the Company in connection with the Transfer of any Units by such Transferring Member.

(g)In the event any Member Transfers its Units in compliance with the provisions of this Section 13, the transferee thereof shall have the right to become a substitute Member, but only upon execution of such instruments as are reasonably necessary to effect such substitution in accordance with this Agreement, and the acceptance and agreement in writing by the transferee of the Transferring Member’s Units to be bound by all of the terms and provisions of this Agreement and assumption of all obligations under this Agreement applicable to the transferee as the holder of such Units. Upon the execution of the instrument of assumption by such transferee and compliance with Section 15 below, such transferee shall enjoy all of the rights and shall be subject to all of the restrictions and obligations that applied to the transferor of such Units.

(h)The Members shall amend Schedule 1 hereto from time to time to reflect Transfers made in accordance with, and as permitted under, this Section 13. Any purported Transfer in violation of this Section 13 shall be null and void and shall not be recognized by the Company.

(i)Any Transfer pursuant to this Section 13 of a Member’s Units shall mean the entire ownership of such Units, including any and all rights, powers and benefits afforded a Member under this Agreement and the duties and obligations of such Member hereunder.

14.Resignation. Except in connection with a Permitted Transfer of all of its Units, no Member shall have the right to resign from the Company or withdraw its Series Capital Account and no Member shall be entitled to any distribution upon resignation whether under Section 18-604 of the Delaware Act or otherwise.

15.Additional Members. Subject to the receipt of all necessary governmental approvals, the Board shall have the right to admit additional Members to any Series who acquire Membership Interests in accordance with the terms and conditions of this Agreement, and in connection with any such admission, the Board shall amend Schedule 1 hereof to reflect the name, address and Capital Contribution of the additional Member(s) and any changes in the Series Member Percentages, as the case may be. For the avoidance of doubt, in connection with any Transfer of Units or other admission of additional Members to the Company or any Series, which results in more than two (2) members of the Company, the Members (including any transferee) shall mutually agree on amendments to this Agreement to reflect that the Company is owned by more than two (2) members.

16.Distributions of Distributable Cash.

(a)Subject to Section 8(f)(iii)(B), as to any Series, the Company shall make distributions of Series Distributable Cash as soon as practicable, but in any event within twenty
(20) days, after each Valuation Date, to the holders of Units, in proportion to their respective applicable Series Member Percentages.

(b)Notwithstanding anything herein to the contrary, if a Member has an outstanding Member Loan as to a particular Series due and payable to such Member, any amount that otherwise would be distributed to the Members pursuant to Section 16(a) as to such Series (up to the amount of such unpaid Member Loan), together with accrued interest thereon at the Default Rate shall be payable as repayment of the Member Loan to the Member that funded such Member Loan.

(c)If a Member has an unpaid Mandatory Capital Contribution as to a particular Series that has not been funded by a Contributing Member pursuant to a Default Capital Contribution, any amount that otherwise would be distributed to such Member pursuant to Section 16(a) as to such Series (up to the amount of such unpaid Mandatory Capital Contribution, together with accrued interest thereon at the Default Rate) shall not actually be paid to such Member but shall be deemed distributed to such Member and repaid to the Company (which payment shall first be applied to pay any accrued interest on such Mandatory Capital Contribution and thereafter to reduce the amount of the unpaid Mandatory Capital Contribution).

(d)If requested by the Board, each Member shall, if it is able to do so, deliver to the Board: (i) an affidavit in form satisfactory to the Board that the applicable Member is not subject to withholding under the provisions of any federal, state, local, foreign or other Law; (ii) any certificate that the Board may reasonably request with respect to any such Laws; and (iii) any other form or instrument reasonably requested by the Board relating to any Member’s status under such Law. If a Member fails or is unable to deliver to the Board any such requested affidavit, certificate or other form or instrument reasonably satisfactory to the Board, then the Board may withhold amounts from such Member in accordance with Section 16(e) below.

(e)To the extent the Company or Series is required by applicable Laws to withhold or to make tax payments on behalf of or with respect to any Member (e.g., backup withholding or withholding tax on foreign Members under Code Section 1446) (“Withholding Advances”), the Board may authorize the Company or such Series to withhold such amounts from distributions, allocations or portions and make such tax payments as so required. For this purpose, a Member’s share of any “imputed underpayment”, within the meaning of the Partnership Tax Audit Rules, shall be determined taking into account whether such Member is a “tax-exempt entity”, within the meaning of Section 6225(c)(3) of the Code. All Withholding Advances made on behalf of a Member shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made; or (ii) with the consent of the Board, in its sole discretion, be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Notwithstanding the foregoing, whenever repayment of a Withholding Advance by a Member is made as described in clause (ii), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon dissolution) unreduced by the amount of such Withholding Advances.

17.Return of Capital. No Member shall have any liability for the return of any other Member’s Capital Contribution.

18.Dissolution.

(a)The Company, or an individual Series, shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(i)As determined in the sole discretion of the Board and by all of the Members;
(ii)the date on which all of the proceeds derived from the sale or other disposition of all of substantially all of the Company’s, or a Series’, assets have been distributed to the Members; or
(iii)the entry of a decree of judicial dissolution under the Delaware Act.
(b)Upon a dissolution of the Company or a Series, the Board shall appoint an independent third party with requisite experience to act as the liquidator (the “Liquidator”) to wind up the Company’s, or such Series’, operations as quickly as commercially practicable. Upon expiration of the winding-up period, the Liquidator shall liquidate all but not less than all assets of the Company or such Series and apply the proceeds in accordance with the below (including to the discharge of all of the Company’s or such Series’ liabilities). The Cash assets of the Company or a Series (including the proceeds of accounts receivable received during or following the winding-up period) shall be applied in the following order:

(i)First, to creditors (including Members who are creditors (other than on account of their Capital Accounts)) to the extent otherwise permitted by applicable Law in satisfaction of all liabilities and obligations of the Company or such Series, including expenses of the liquidation;
(ii)Second, to the establishment of any reserves that the Board, in accordance with sound business judgment, deems reasonably necessary for the payment of any contingent liabilities; provided, however, that such reserves shall be held in escrow for the purpose of disbursing such reserves for the payment of such contingent liabilities and, at the expiration of such period as the Board may reasonably deem advisable, for the purpose of distributing the remaining balance in accordance with subparagraph (iii) below; and
(iii)Third, to the Members, to be divided among them in accordance with their respective Series Member Percentages.
(c)[Reserved]

(d)Upon the liquidation of the Company or a Series, the Liquidator shall prepare or cause to be prepared a final accounting statement as soon as reasonably practicable after all of the business of the Company or such Series has been concluded, all monies payable to the Company or such Series have been received and all expenses and obligations of the Company or such Series have been paid, satisfied or otherwise provided for. At the option of any Member, such final accounting statement shall be audited by independent public accountants at the expense of such Member. Upon the completion of the distribution of Company or Series assets as provided in this Section 18, the Company or such Series shall be terminated, and in respect of a termination of the Company, the Board shall cause the cancellation of the Company’s certificate of formation and all amendments thereto, and shall take such other actions as may be necessary or appropriate to terminate the Company in accordance with the Delaware Act.

19.Deadlock Resolution.

(a)In the event the Company is required to appoint an Independent Engineer pursuant to a Management Services or an O&M Agreement, and the Board cannot agree on an Independent Engineer, then the OPAL Managers shall select one Independent Engineer (the “OPAL Engineer”) and the SJI Managers shall select another Independent Engineer (the “SJI Engineer”) and the OPAL Engineer and SJI Engineer shall together select a third Independent Engineer, who shall act as the Independent Engineer for purposes of such Management Services Agreement and/or O&M Agreement, as applicable.

(b)Without limiting the availability of the Members to seek equitable relief from courts of competent jurisdiction in accordance with Section 35 of this Agreement, if the Managers or Members fail to approve any matter referred to them for approval pursuant to this Agreement, (each a “Deadlock”) then either Member may send written notice of the Deadlock (a “Deadlock Notice”) to the other Member describing the Deadlock. Upon the other Member’s receipt of a Deadlock Notice, senior representatives of each Member shall promptly meet and work in good faith to attempt to resolve such matter. If there is no such resolution within thirty
(30) days of the receipt of the Deadlock Notice, then, one or more members of OPAL’s audit committee on behalf of OPAL, and the chief executive officer of SJI on behalf of SJI, shall meet personally at a mutually agreeable location within fifteen (15) Business Days after the end of the

30-day period set forth in the immediately preceding sentence in an attempt to resolve the Deadlock. If the representatives of the Members or, one or more members of OPAL’s audit committee on behalf of OPAL, and the chief executive officer of SJI on behalf of SJI, are unable to reach agreement on resolution of the Deadlock within sixty (60) days from the delivery of the initial Deadlock Notice, a written request for mediation may be made by either Member. Any such mediation shall take place in New York, New York or such other location as the Members may mutually agree. The mediation shall be conducted before a single mediator to be agreed upon by the Members, who shall have at least twenty (20) years’ experience in the landfill gas to energy industry. If they cannot agree, each Member shall select a mediator and such mediators shall together unanimously select a neutral mediator who shall conduct the mediation. All costs of the mediators shall be paid for by the Company.

20.Tag-along Rights.

(a)Other than in connection with a Transfer pursuant to a Permitted Transfer and (if applicable) after the expiration of the ROFO Period, if a Member desires to proceed with a Transfer of all or any portion of its Units to a Third Party and the Transfer would constitute a Transfer of at least twenty-five percent (25%) of the total issued and outstanding Units of a Series, then each other Member (each, a “Tag-along Member”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 20. The Member that desires to proceed with the Transfer shall be referred to as the “Selling Member”, and the Third Party that would receive the Units from the Selling Member under preceding clauses (i) and (ii) shall be referred to as the “Proposed Transferee”.

(b)No less than the earlier of (x) ten (10) Business Days after execution of binding documentation associated with such Tag-along sale and (y) thirty (30) calendar days prior to the proposed date of the consummation the Tag-along Sale, the Selling Member shall deliver to the Company and each other Member a written notice (a “Sale Notice”) which Sale Notice may be provided concurrently with a ROFO Notice or Third Party Notice. The Sale Notice shall make reference to the Tag-along Members’ rights hereunder and shall describe in reasonable detail:

(i)The intention of the Selling Member to initiate tag-along rights pursuant to this Section 20;
(ii)The aggregate number of Units the Proposed Transferee has offered to purchase;
(iii)The identity of the Proposed Transferee;
(iv)The proposed date, time and location of the closing of the Tag- along Sale;
(v)The purchase price per Unit and the other material terms and conditions of the Transfer; and
(vi)A copy of any form of agreement proposed to be executed in connection therewith.

(c)Exercise of Tag-along Right. Each Tag-along Member shall have the right to participate in such Tag-along Sale by selling its Tag-along Portion (defined below) in such Tag-along Sale to the Proposed Transferee (such Member’s right, the “Tag-along Right”), provided that within thirty (30) calendar days following the receipt of a Sale Notice, the Tag- along Member delivers a written notice to the Selling Member of its intention to exercise the Tag-along Right (such notice, a “Tag-along Notice”), which Tag-along Notice shall be irrevocable once delivered. For the purposes of this Section 20, a Member’s “Tag-along Portion” means the product of (x) the aggregate number of Units in such Series that the Proposed Transferee proposes to buy as stated in the Tag-along Notice and (y) a fraction (A) the numerator of which is equal to the number of Units in such Series then held by the applicable Member, and
(B) the denominator of which is equal to the number of Units in such Series then held by the Selling Member and all of the Tag-along Members timely electing to participate in the Tag-along Sale pursuant to this Section 20(c).

(d)Each Tag-along Member who does not deliver a Tag-along Notice in compliance with Section 20(c) shall be deemed to have waived all of such Tag-along Member’s rights to participate in the Tag-along Sale, and the Selling Member shall (subject to the rights of any other participating Tag-along Member) thereafter be free to sell to the Proposed Transferee the Units identified in the Sale Notice at a per Unit price that is no greater than the applicable per Unit price set forth in the Sale Notice and on other terms and conditions which are not materially more favorable to the Selling Member than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Members.

(e)Conditions of Sale.

(i)Each Member participating in the Tag-along Sale shall receive the same consideration per Unit and shall otherwise be on the same terms and conditions as apply to the Units to be sold by the Tag-along Member.
(ii)Each Tag-along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Member makes or provides in connection with the Tag-along Sale.
(f)Each Tag-along Member shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Member.

(g)The fees and expenses of the Selling Member incurred in connection with a Tag-along Sale and for the benefit of all Tag-along Members (it being understood that costs incurred by or on behalf of a Selling Member for its sole benefit will not be considered to be for the benefit of all Tag-along Members), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by the Selling Member and all the participating Tag- along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no Tag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

21.Limitation on Liability. The debts, obligations and liabilities of a Series, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of such Series, and (a) no Member of the Company shall be obligated personally for any such debt, obligation or liability of such Series solely by reason of being a Member and (b) no other Series shall be liable for any such debt, obligation or liability.

22.Liabilities and Duties of Covered Persons and Indemnification.

(a)This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable Law, and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement and any contracts between Affiliates of any Member and the Company. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person under this Agreement, otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person under this Agreement.

(b)Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), except as is set forth below, such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including such Covered Person’s own interests (or, in the case of a Manager, the interests of the Member that appointed such Manager), and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith”, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable Law.

(c)To the fullest extent permitted by law, the Company (but not the Members) shall indemnify and hold harmless each Covered Person against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative and whether formal or informal and including appeals, in which a Covered Person may be involved, or is threatened to be involved, as a party or otherwise, arising from or related to, in any way, such Person’s performance of their duties under this Agreement or by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company pursuant to this Agreement; provided, that (i) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and within the scope of such Covered Person’s authority conferred on him, her or it by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his, her or its conduct was unlawful; and (ii) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct or a material breach by such Covered Person of any of such Covered Person’s agreements contained herein, in each case as determined by a final, non-appealable order of a court of competent jurisdiction. The indemnities provided hereunder shall survive termination of the Company and this Agreement. Each Covered Person shall have a claim against, and solely against, the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to Members. Costs and expenses that are subject to indemnification hereunder shall, at the request of any Covered Person, be advanced by the Company to or on behalf of such Covered Person prior to final resolution of a matter, so long as such Covered Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the Covered Person is not entitled to indemnification hereunder.

(d)The contract rights to indemnification and to the advancement of expenses conferred in this Section 22 shall not be exclusive of any other right that any Covered Person may have or hereafter acquire under any statute, agreement, vote of the Board or otherwise and the indemnification and advancement hereunder shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of such Covered Person.

(e)The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to advancement of expenses to any officer, employee or agent of the Company to the fullest extent of the provisions of this Section 22 with respect to the indemnification and advancement of expenses of Covered Persons.

(f)To the fullest extent permitted by applicable Law, if any portion of this Section 22 shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Covered Person as to costs, charge and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Section 22 that shall not have been invalidated.

(g)No amendment, modification or repeal of this Section 22 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Covered Person to be indemnified by the Company, nor the obligations of the Company to indemnify any such Person under and in accordance with the provisions of this Section 22 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(h)The Company shall hold all of its property in the name of the Company or the applicable Subsidiary and except as specifically authorized pursuant to the terms of any contract, not in the name of any Member.

(i)The Company’s assets shall be used solely for the benefit of the Company, and no asset of the Company shall be used, transferred or encumbered for or in payment of any individual obligation of any Member.

23.Insurance. The Company or the Project Subsidiaries shall procure and maintain commercial general liability insurance with the coverage, scope and limits as approved by the Board. The Company or the Project Subsidiaries may purchase and maintain insurance, to the extent and in such amounts as the Board deems reasonable, on behalf of Covered Persons and such other Persons as the Board may determine, against any liability that may be asserted against or expenses that may be incurred by any such Covered Person or other Person in connection with the activities of the Company. The Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board may determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations to such Persons and containing such other procedures regarding indemnification as are appropriate.

24.Notices.

(a)Each notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person or by first class United States mail, postage prepaid, to the party to whom addressed or by Federal Express, UPS or other nationally known overnight courier service to the address specified on Schedule 1 or to such other address as a party may advise the other Members as its address for notice hereunder or by electronic mail (but only if the addressee’s electronic mail address is set forth on Schedule 1 and the electronic mail is not automatically rejected by the recipient or returned to the sender undelivered).

(b)All notices shall be deemed given upon the earlier to occur of: (i) the date of actual receipt; (ii) the date of refusal of delivery; (iii) (w) as to hand delivery, the date of delivery, (x) as to overnight courier service, the first Business Day following the deposit with the overnight courier service, (y) as to electronic mail, the first Business Day after being sent, with confirmation of receipt, and (z) as to the US Mail, three (3) Business Days after depositing in the US Mail.

25.Information/Audit Right.

(a)Each Member shall be entitled to receive from the Company any information that it may reasonably request concerning the Company and its Subsidiaries. Each Member shall also have the right, upon reasonable notice and at reasonable times during usual business hours, to inspect the properties of the Company and its Subsidiaries, to audit, examine and make copies of the books of account and other records of the Company and its Subsidiaries and to discuss the business and affairs of the Company and its Subsidiaries with the Board and its independent public accountants. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Member making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf. All information obtained pursuant to this Section 25 shall be subject to the provisions of Section 26.

(b)The books of account relating to the Company will be open to inspection and copying by any of the Members or by their authorized representatives upon reasonable advance notice and at any reasonable time during regular business hours, at such Member’s expense; provided, however, that the Members acknowledge and agree that, to the extent that the books of account include information relating to one or more Affiliates of any Member (other than the Company) or any projects or agreements engaged in by any Member or any of its Affiliates that do not involve the Company or one of its Subsidiaries (the “Unrelated Information”), then such Unrelated Information may be redacted such that the Members will not have access to Unrelated Information. At the request of any Member, the Company will exercise its right to audit (i) costs and expenses charged to the Company and (ii) any accounting records maintained for the Company, in each instance by any contractor providing services to the Company pursuant to an EPC Contract, Management Services Agreement or O&M Agreement.

(c)In addition to the inspection rights set out in Section 25(b), each Member shall have the right, at its sole expense, during usual business hours and upon not less than forty- eight (48) hours prior notice to the Company, to designate representatives of Member to visit the Projects.

26.Confidentiality; Press Releases.

(a)For the purposes of this Section 26, “Confidential Information” means information delivered to a Member by or on behalf of the Company or any other Member or Affiliate of any other Member in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, provided that such term does not include information that (a) was publicly known or otherwise known to such Member prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Member or any person acting on behalf of the Company or such Member or Affiliate, (c) otherwise becomes known to such Member other than through disclosure by the Company or another Member or an Affiliate of another Member or (d) constitutes financial statements delivered to such Member that are otherwise publicly available. Each Member, and anyone acting on its behalf or at its direction, will maintain the confidentiality of such Confidential Information, in accordance with procedures adopted by such Person in good faith to protect Confidential Information of third parties delivered to such Person, provided that any Member may deliver or disclose Confidential Information (i) to its directors, officers, managers, members, shareholders, employees, agents, attorneys, Affiliates and financing sources (to the extent such disclosure reasonably relates to the administration of the investment represented by its Membership Interest); (ii) to its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 26; (iii) to any other Member; (iv) to any bona fide prospective Person eligible to obtain its Membership Interest or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 26); (v) to any federal or state regulatory authority having jurisdiction over such Member; and (vi) to the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Member’s investment portfolio, (w) as required in order to comply with any law, rule, regulation or order applicable to such Member, (x) in response to any subpoena or other legal process, or (y) in connection with any litigation to which such Member is a party, to the extent such Member may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies hereunder.

(b)Additionally, neither the Company nor any Member (or any Member’s Controlled Subsidiaries or representatives) shall, without the written consent of each other Member, issue any press release or other public announcement or statement relating to this Agreement or the transactions contemplated hereby, except for a press release or public announcement or filing with the Securities and Exchange Commission to the extent necessary for OPAL or its Affiliates to comply with applicable securities Laws or NASDAQ Exchange rules, which OPAL or one of its Affiliates is authorized to issue in its sole reasonable discretion, provided, that OPAL (i) shall, solely after prior consultation of such release with SJI and SJI’s counsel (to the extent legally permissible), only furnish SJI’s name and any other confidential information related to this Agreement and the transactions contemplated hereby which OPAL has been advised by advice of counsel is legally required and only in the manner legally required, and (ii) shall, to the extent legally permissible, provide SJI a copy of any such press release, public announcement or filing prior to the public release thereof.

27.Member Representations. Each Member hereby represents and warrants to and for the benefit of the Company and each other Member that (a) it is validly existing and in good standing in its jurisdiction of formation; (b) it has the full power and authority to enter into this Agreement and such other documents and agreements as may be necessary or desirable in furtherance of the Business; (c) its representative executing this Agreement is duly authorized to execute and deliver this Agreement and any other documents of the type referenced in the foregoing clause (b); (d) neither the execution and delivery hereof, nor the taking of any actions contemplated hereby, will conflict with, or result in a breach of any of the provisions of, or constitute a breach, default, event of default or event creating a right of acceleration, termination or cancellation or any obligation under any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which it is a party, or by which it is otherwise bound; (e) this Agreement constitutes the valid and binding obligation and agreement of such Member, enforceable in accordance with its terms (subject to the effect of Bankruptcy, insolvency or creditor’s rights generally, and to limitations imposed by general principals of equity); (f) there are no judgments presently outstanding and unsatisfied against it or any of its assets and neither it nor any of its assets is involved in any litigation, or in any proceeding before any court, or by or before any governmental or administrative agency, which litigation or proceeding could reasonably be anticipated to have a material adverse effect on it, or the Company and no such material judgment, litigation or proceeding is, to the best of its knowledge, threatened against such Member or any of its assets; (g) it is not the subject of any Bankruptcy;
(h) it has acquired its Units for itself for investment purposes only, and not with a view to any immediate resale or distribution of such Units; (i) it and its Controlled Subsidiaries and their respective officers, directors, employees, and, to their knowledge, their agents are in compliance with all applicable Anti-Corruption Laws; and (j) there is no action, suit, or proceeding by or before any court, judicial forum, government agency, authority, or body, or any arbitrator or nongovernmental authority, nor any allegation, investigation, or inquiry involving the Member or its Controlled Subsidiaries with respect to Anti-Corruption Laws that is pending, or to the knowledge of the Member, threatened. Each of the foregoing representations and warranties are ongoing and any breach thereof must be notified by the affected Member to all other Members promptly. In the event of (1) a material breach of the representations and warranties set forth in either clauses (i) or (j) above or (2) a final, non-appealable judicial ruling that a Member has materially breached of any other representations and warranties and such violation has not been remedied by such Member, the other Member shall be entitled to purchase the affected Member’s Membership Interest based on the current fair market value of the Company.

28.Miscellaneous.

(a)Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect to the subject matter of this Agreement. There are no representations, warranties, agreements or understandings, express or implied, written or oral between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

(b)No Implied Restrictions. Except as provided in this Agreement, no provision of this Agreement shall be construed to limit in any manner the Members in the carrying on of their own respective businesses or activities.

(c)Expenses. Except as expressly provided otherwise herein, each party hereto shall pay their expenses incident to the preparation and implementation of this Agreement.

(d)Severability. If any of the provisions, or portions thereof, of this Agreement or the application thereof are held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby and to this end only the provisions of this Agreement are declared severable. If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect.

(e)Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties to it and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any Third Party to any party to this Agreement, nor shall any provision give any Third Party any right of subrogation or action over or against any party to this Agreement.

(f)Further Assurances. Each party hereto agrees to perform any further acts and execute, with acknowledgment or affidavit if required, and deliver any and all documents, instruments, notices and other assurances, at such party’s sole expense, which may be reasonably requested in order to effect the purposes of this Agreement.

29.Amendments; Waivers. Any provision of this Agreement may be amended or modified (including a restatement of this Agreement in its entirety) only in a writing specifically described as an amendment that has received the approval of the Board, provided that any amendment that could reasonably be expected to separately and disproportionally impact a Member relative to the other Member shall require the consent of such disproportionally impacted Member. No consent or waiver, express or implied, by any Member to or of any breach or default by any other Member in the performance by such other Member of its obligations under this Agreement shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Member of the same or any other obligation of such other Member under this Agreement. Failure on the part of any Member to complain of any act or failure to act of any other Member or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights under this Agreement.

30.Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

31.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

32.Attorneys’ Fees. In the event that any Member hereto institutes any legal suit, action or proceeding, including arbitration, against another Member in respect of a matter arising out of or relating to this Agreement, the prevailing Member in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Member in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

33.Equitable Remedies. Each Member hereto acknowledges that a breach or threatened breach by such Member of any of its obligations under this Agreement would give rise to irreparable harm to the other Members, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Member of any such obligations, each of the other Members hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

34.Remedies Cumulative. Except as expressly provided herein to the contrary, the rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

35.Partnership Representative.

(a)Service Provider (or such other Person so designated by the Board and consented to by such Person) is hereby designated as the initial “partnership representative” of the Company and each Series within the meaning of Code Section 6223(a). If any state or local tax law provides for a “tax matters partner”, “partnership representative”, or person having similar rights, powers, authority or obligations, the person designated as the “partnership representative” shall also serve in such capacity (in any such federal, state or local capacity, the “Partnership Representative”). The Partnership Representative shall be permitted to appoint any “designated individual” (or similar person) (a “Designated Individual”) permitted under Section 301.6223-1 of the Treasury Regulations or any successor regulations or similar provisions of tax law, in each case as approved by the Board. If the Partnership Representative appoints a Designated Individual pursuant to Code Section 6223 and Regulations thereunder (or similar provisions of state, local or other tax laws), such Designated Individual shall be subject to this Agreement in the same manner as the Partnership Representative (and references to the Partnership Representative shall include any such Designated Individual unless the context otherwise requires or shall mean solely the Designated Individual as needed to comply with applicable law). The Board may name a replacement Partnership Representative at any time. Subject to the terms of this Agreement, in such capacity, the Partnership Representative shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a tax matters partner/partnership representative to the extent provided in the Code and the Treasury Regulations, and the Members hereby agree to be bound by any actions taken by the Partnership Representative in such capacity. The Partnership Representative shall represent the Company and each Series in all tax matters to the extent allowed by law; provided, that the Partnership Representative shall take no material action in such capacity without the prior approval of the Board. Without limiting the foregoing, the Partnership Representative is authorized and required to represent the Company and each Series (at the expense of the Company or applicable Series) in connection with all examinations of the affairs of the Company or any Series by tax authorities, including administrative and judicial proceedings, and to expend Company or Series funds for professional services and costs associated therewith. Any decisions made by the Partnership Representative, including, without limitation, whether or not to settle or contest any tax matter, and the choice of forum for any such contest, and whether or not to extend the period of limitations for the assessment or collection of any tax, shall be subject to the prior approval of the Board. All references to Code sections in this Section 35 (including, for the avoidance of doubt, Section 35(b) through Section 35(c)) refer to those Code sections as amended by the Bipartisan Budget Act of 2015 (P.L. 114-74) (together with any subsequent amendments thereto, the Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, the “Partnership Tax Audit Rules”). The Partnership Representative shall be indemnified and reimbursed for all damages, including accounting fees, incurred in connection with its serving in that capacity, provided, that (i) the Partnership Representative acted in good faith; and (ii) the Partnership Representative’s conduct did not constitute fraud, gross negligence, willful misconduct or a material breach by the Partnership Representative of this Agreement.

(b)Each Member agrees to provide promptly and to update as necessary at any times requested by the Partnership Representative, all information, documents, self- certifications, tax identification numbers, tax forms, and verifications thereof, that the Partnership Representative deems necessary in connection with (i) any information required for the Company or any Series to determine the application of Code Section 6221 through Section 6235 to the Company or Series, (ii) an election by the Company or any Series under Code Section 6221(b) or 6226, and (iii) an audit or a final adjustment of the Company or any Series by a taxing authority. Each Member covenants and agrees to take any action reasonably requested by the Partnership Representative in connection with an election under Code Section 6221(b) or 6226, or an audit of, or a final adjustment with respect to, the Company or such Series by a taxing authority (including, without limitation, promptly paying any related taxes, including penalties and interest); provided, that no Member shall be required to file amended tax returns pursuant to Code Section 6225(c)(2)(A). Any Member that fails to report its share of such adjustments on its tax return, agrees to indemnify and hold harmless the Board, the Partnership Representative, and each of their Affiliates from and against any and all liabilities related to taxes (including penalties and interest) imposed on the Company or any Series as a result of the Member’s inaction. In addition, each Member agrees and covenants to indemnify and hold the Company, each Series, the Board, the Partnership Representative, and each of their Affiliates harmless from and against any and all liabilities related to taxes (including penalties and interest) imposed on the Company or the applicable Series resulting from or attributable to such Member’s failure to comply with this Section 35(b). Each Member acknowledges and agrees that no Member shall have any claim against the Company, any Series, the Board, the Partnership Representative, or any of their Affiliates for any tax, penalties or interest resulting from an election by the Company or any Series under Code Section 6226.

(c)The provisions contained in this Section 35 shall survive the termination of the Company and any Series, the termination of this Agreement and, with respect to any Member, the transfer of any portion of such Member’s interest in the Company or any Series.

36.Anti-Corruption.

(a)The Members shall, and shall cause the Company and each of its Subsidiaries and their respective officers, directors, employees, and agents to, comply with all applicable Anti-Corruption Laws.

(b)Without limiting the foregoing clause (a), as soon as reasonably practicable, but in any event no later than one hundred eighty (180) days after the Effective Date, the Members shall cause the Company and each of its Subsidiaries to implement, and thereafter maintain, systems of internal controls, policies, and procedures that collectively are designed to ensure compliance with all Anti-Corruption Laws by the Company and its Subsidiaries and their respective officers, directors, employees, and agents.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Limited Liability Company Agreement of Land2Gas LLC as of the Effective Date.

MEMBERS:

OPAL LAND2GAS LLC

By: Jonathan Maurer
Name: Jonathan Maurer
Its: Co-Chief Executive Officer

SJI LANDFlLL RNG LLC

By: Donna Schempp
Name: Donna Schempp
Its: President

Signature Page to Limited Liability Company ,-l_greement of Land2Gas LLC